EXHIBIT 23.3



REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE


To the Board of Directors of Chipcom Corporation

Our audit of the consolidated financial statements of Chipcom Corporation referred to in our report dated February 7, 1995 (which report is included in this Annual Report on Form 10-K) also included an audit of the Financial Statement Schedule (not presented separately herein) listed in Item 14(a) of the Form 10-K of Chipcom Corporation for the year ended December 31, 1994. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


/s/ Price Waterhouse, LLP
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PRICE WATERHOUSE LLP

Boston, Massachusetts
February 7, 1995